SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

____________________________________________________________________________________________.

2.	Aggregate number of securities to which transaction applies:

____________________________________________________________________________________________.

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

____________________________________________________________________________________________.

4.	Proposed maximum aggregate value of transaction:

____________________________________________________________________________________________.

5.	Total fee paid:

____________________________________________________________________________________________.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

$___________________________________________________________________________________________.

2.	Form, Schedule or Registration Statement No.:

____________________________________________________________________________________________.

3.	Filing Party:

____________________________________________________________________________________________.

4.	Date Filed:

____________________________________________________________________________________________.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2007

To the Stockholders of Chelsea Therapeutics International, Ltd.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Chelsea Therapeutics International, Ltd. will be held on Friday, June 8, 2007 at 9:00 a.m., local time, at the Ballantyne Resort located at 10000 Ballantyne Commons Parkway, Charlotte, NC 28277 for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To approve the amendments to our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,645,000 to 4,145,000 shares;

3.	To ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 26, 2007 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,

CHELSEA THERAPEUTICS

INTERNATIONAL, LTD.

Simon Pedder, Ph.D.

President, Chief Executive Officer and Director

Charlotte, North Carolina

April 30, 2007

Your vote is important. In order to assure your representation at the meeting, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

PROXY STATEMENT

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2007

General

The enclosed proxy is solicited on behalf of the Board of Directors of Chelsea Therapeutics International, Ltd. for use at the annual meeting of stockholders to be held on Friday, June 8, 2007 at 9:00 a.m., local time, at the Ballantyne Resort located at 10000 Ballantyne Commons Parkway, Charlotte, NC 28277, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 26, 2007 are entitled to notice of and to vote at the meeting. On that record date, 22,387,006 shares of our common stock were issued and outstanding.

These proxy solicitation materials were first mailed on or about May 4, 2007 to all stockholders entitled to vote at the meeting.

The purposes of the meeting are:

1.	To elect six directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To approve the amendments to our 2004 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder from 2,645,000 to 4,145,000 shares;

3.	To ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Shares Outstanding

Stockholders of record at the close of business on April 26, 2007 are entitled to notice of and to vote at the meeting. At the record date 22,387,006 shares of our common stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

•	Filing with our Corporate Secretary at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to Chelsea Therapeutics International, Ltd. at 13950 Ballantyne Corporate Place, Unit 325, Charlotte, NC 28277, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the meeting.

Voting

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

Solicitation of Proxies

We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Householding Matters

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Secretary by either by calling (704) 341-1516 or by writing to our Corporate Secretary at our principal executive offices located at 13950 Ballantyne Corporate Place, Unit 325, Charlotte, North Carolina 28277. Upon written or oral request to our Corporate Secretary, we will provide a separate copy of this proxy statement. In addition, security holders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written or oral request to our Corporate Secretary at the address and telephone number stated above.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at an annual meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. No stockholder proposals were received for consideration at our 2007 annual meeting of stockholders.

Under SEC rules, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2008 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 4, 2008; provided, however, that if the date of the 2008 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 8, 2008, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2008 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2008 annual meeting is first made.

Under our bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to our Corporate Secretary at our principal executive offices. We must receive notice of a stockholder’s intention to introduce a nomination or to propose an item of business at our 2008 annual meeting no earlier than February 18, 2008 and no later than March 20, 2008; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 8, 2008, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (c) the name and address, as they appear on our books, of the stockholder proposing such business; (d) the class and number of our shares that are beneficially owned by such stockholder; (e) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (f) any material interest of the stockholder in such business.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of six directors is to be elected at the meeting, to serve for one year, or until the election and qualification of their successors. Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the six nominees named below, all of whom are currently directors and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE SIX NOMINEES LISTED BELOW.

The name of and certain information regarding each nominee as of April 26, 2007 is set forth below, which information is based on data furnished to us by the nominees. There are no family relationships among our directors, director nominees or executive officers. When referencing how long each director has served, we have included the time periods for which the nominees served on the Board of Directors of Ivory Capital Corporation and Chelsea Therapeutics, Inc., our predecessor companies. The business address for each nominee for matters regarding our company is 13950 Ballantyne Corporate Place, Unit 325, Charlotte, NC 28277.

Name—Director Since	Age	Position(s) With Chelsea Therapeutics
Simon Pedder—April 2004	46	President, Chief Executive Officer and Director

Kevan Clemens—September 2004	62	Chairman of the Board of Directors

Neil Herskowitz—September 2004	50	Director

Johnson Y.N. Lau—September 2004	46	Director

Jason Stein—June 2004	33	Director

Michael Weiser—April 2002	44	Director

Simon Pedder, Ph.D.—President, Chief Executive Officer and Director. Dr. Pedder joined us from Hoffmann-La Roche Inc. in April 2004 where he was Vice President of Pharmaceutical Business, Oncology and an executive officer since February 2003. Prior to that he served as the Vice President, Drug Development at Hoffmann-La Roche from May 2001 until December 2002 and as Director, Pharmaceutical Business, Pharmaceutical Development and Project Management from May 1994 until May 2001. While at Hoffmann-La Roche, Dr. Pedder was in charge of the development of Pegasys and Copegus, which have combined annual worldwide sales of over $1 billion, and oversaw a number of successful NDAs. Dr. Pedder has his Ph.D. in Pharmacology from the College of Medicine at the University of Saskatchewan in Canada.

Kevan Clemens, Ph.D.—Chairman of the Board of Directors. Dr. Clemens has served on our Board of Directors since September 2004. In 2004, Dr. Clemens retired after 30 years of experience in the pharmaceutical industry. In his last position as Executive VP/Business at Director Hoffmann-La Roche he ran the successful Global Oncology business that included Strategic/Business plans and the Development/Marketing of the products. Prior to that he was Global Head of Specialty Care, Global Head of Project Management and the Head of Clinical Operations for North and South America. Dr. Clemens worked for 25 years at Syntex and Roche in Development, Sales and Marketing positions including Head of Pharmacoeconomics & Pricing. Dr. Clemens also serves on the board of directors of Kosan Biosciences Incorporated, a publicly traded cancer therapeutics company. Dr. Clemens obtained his Ph.D. in Chemistry from the University of London.

Neil Herskowitz—Director. Mr. Herskowitz has served on our Board of Directors since September 2004. He has served as the Managing Member of ReGen Partners LLC, an investment fund located in New York, and as the President of its affiliate, Riverside Contracting LLC since June 1998. Mr. Herskowitz currently serves as a director of Manhattan Pharmaceuticals, Inc. and Innovive Pharmaceuticals, Inc., publicly traded pharmaceutical companies. He also serves on the board of directors of Alacrity Biosciences Inc., a privately held biotechnology company. Mr. Herskowitz received a B.B.A. in Finance from Bernard M. Baruch College in 1978.

Johnson Y.N. Lau, M.B.B.S., M.D., F.R.C.P.—Director. Dr. Lau has served on our Board of Directors since September 2004. He has served as a managing director for Roth Capital Partners since November 2005 and he also currently serves as the Chairman of Kinex Pharmaceuticals, LLC, a position he has held since December 2003. Prior to that, Dr. Lau was an independent contractor from January 2003 until December 2003 and served in various capacities at Ribapharm Inc. from August 2000 until January 2003, including Chairman, President and Chief Executive Officer. Previously he was the Senior Vice President and Head of Research and Development at ICN Pharmaceuticals and Senior Director of Antiviral Therapy at Schering-Plough Research Institute. Dr. Lau also currently serves on the board of directors of VioQuest Pharmaceuticals, Inc. He has published over 200 scientific papers and 40 reviews and editorials in leading academic journals and was elected as a Fellow, Royal College of Physicians in 2004. Dr. Lau holds an M.B.B.S. and M.D. from the University of Hong Kong and the degrees of M.R.C.P. and F.R.C.P. from the Royal College of Physicians.

Jason Stein, M.D.—Director. Dr. Stein has served on our Board of Directors since June 2004. Dr. Stein has served as a partner of Actin Capital, LLC, a New York based healthcare group, since December 2006. Prior to that he served as Senior Analyst at Paramount BioScience, LLC from February 2005 until December 2006, where he was responsible for medical, scientific and financial research of pharmaceutical products and technologies. Dr. Stein also served as the Senior Analyst at Paramount BioCapital Asset Management, Inc. from January 2000 until February 2005. Dr. Stein is also an officer and/or director of several other privately held development-stage biotechnology companies. Dr. Stein received his B.A. from the University of Michigan and M.D. from Saba University.

Michael Weiser, M.D., Ph.D.—Director. Dr. Weiser has served on our Board of Directors since our inception in April 2002, and also served as our interim President from April 2002 until October 2003. Dr. Weiser founded Actin Capital, LLC, a New York based healthcare group, in December 2006 and has served as its co-chairman since that time. Prior to that, Dr. Weiser was the Director of Research for Paramount BioScience, LLC from February 2005 until December 2006 and was the Director of Research of Paramount BioCapital Asset Management, Inc. from July 1998 until February 2005. Dr. Weiser currently serves as a director of Manhattan Pharmaceuticals, Inc., VioQuest Pharmaceuticals, Inc., Hana Biosciences, Inc. and ZioPharm Oncology, Inc., all publicly traded pharmaceutical companies. He also serves as a director of several other privately held biotechnology companies. Dr. Weiser completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College and received his M.D. from New York University School of Medicine, where he also completed a Postdoctoral Fellowship in the Department of Physiology and Neuroscience.

Required Vote

The six nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as directors.

CORPORATE GOVERNANCE MATTERS

Composition of Our Board of Directors

Our certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our Board of Directors, provided that the number of directors shall not be less than five or more than nine.

Our Board of Directors is currently composed of six directors, five of whom our Board has determined to be independent within the meaning of the Nasdaq Marketplace Rules. These five directors are Drs. Clemens, Lau, Stein and Weiser and Mr. Herskowitz. As part of such determination of independence, our Board of Directors has affirmatively determined that none of these five directors have any relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Dr. Pedder, our President and Chief Executive Officer, is the only member of management serving as a director.

Board Meetings and Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee, each of which is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules. We also have a Strategic Advisory Committee. Our Board of Directors may also establish other committees from time to time to assist in the discharge of its responsibilities.

The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Audit Committee currently consists of Neil Herskowitz (Chairman), Kevan Clemens and Johnson Y.N. Lau. Our Board of Directors has determined that Dr. Lau qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans. The Compensation Committee currently consists of Kevan Clemens (Chairman), Johnson Y.N. Lau and Jason Stein.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to our Board of Directors a set of corporate governance principles and administering our codes of conduct and ethics. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of Johnson Y.N. Lau (Chairman), Neil Herskowitz and Michael Weiser.

The purpose of the Strategic Advisory Committee is to provide long-range strategic guidance on our scientific, business and organizational direction with our management team. The Strategic Advisory Committee is specifically involved in developing and maintaining a five-year business plan and life cycle plans for our individual products. The Strategic Advisory Committee is comprised of Kevan Clemens (Chairman), Johnson Y.N. Lau and Jason Stein.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by our Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available in the Investors—Corporate Governance section of our website at www.chelsearx.com.

In addition to the meetings held by the above-referenced Board committees, the independent non-employee members of our Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present, to evaluate the performance of management, and other appropriate matters.

Information Regarding Meetings

During 2006, the Board of Directors held six meetings, the Audit Committee held four meetings, the Compensation Committee held three meetings, and the Nominating and Corporate Governance Committee held two meetings. The Strategic Advisory Committee was formed in 2007, and therefore did not meet during 2006. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors, and the committees on which he served, during 2006.

Although we do not have a formal written policy with respect to Board members’ attendance at our annual meetings of stockholders, we encourage all directors to attend and strive to ensure at least one independent director is present. Drs. Pedder and Weiser and Mr. Herskowitz attended our 2006 Annual Meeting of Stockholders.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board of Directors and the selection of new directors to serve on our Board of Directors. Although the committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination not more than seventy-five (75) and not less than forty-five (45) days before the anniversary of the first mailing of proxy solicitation materials for the prior years’ meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the date of the prior years’ meeting, notice by the stockholder must be delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The notice shall be in writing by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices, setting forth the director or directors the stockholder intends to nominate for election at the stockholders’ meeting. Any such notice shall set forth the following: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address, as they appear on our books, of the nominating stockholder; (c) the class and number of our shares that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the nominating stockholder with respect to the director nominee. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to nominate any director for election.

Codes of Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics for our employees. Our Board of Directors has also adopted a separate code of ethics that applies to our Board of Directors and executive officers. We will provide copies of our codes of conduct and ethics without charge upon request. To obtain a copy, please send your written request to Chelsea Therapeutics International, Ltd., 13950 Ballantyne Corporate Place, Suite 325, Charlotte, North Carolina 28277, Attn: Vice President, Administration. Our codes of conduct and ethics are also available in Investors – Corporate Governance section of our website at www.chelsearx.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

Compensation of Directors

We reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending Board of Directors and Board committee meetings. In February 2007, our Board of Directors approved a new compensation plan for our directors, based in part on our review of information regarding other companies we believe are similar to us.

Cash Compensation. In 2006, non-employee directors were entitled to receive cash compensation as follows: (1) $3,500 per meeting requiring travel; (2) $2,500 per meeting attended in person not requiring travel; and (3) $1,500 per meeting attended by telephone.

Effective after our 2007 annual meeting of stockholders, we will pay an annual retainer to our non-employee Chairman of the Board of Directors in the amount of $30,000 and an annual retainer to our other non-employee directors in the amount of $20,000. We will also pay an annual retainer of $5,000 to the non-employee chairmen of each of the Board committees, and $2,500 to each non-employee director for each of the Board committees on which they serve. We will also pay $1,500 and $1,000 to each non-employee director for in person attendance at Board of Directors and Board committee meetings, respectively, and $750 and $500 to each non-employee director for attendance at Board of Directors and Board committee meetings by telephone, respectively. Non-employee members of our Board of Directors are also entitled to receive $500 per hour for ad hoc consultancy, as approved in writing by our Chief Executive Officer or the Chairman of our Board of Directors.

Equity Compensation. We have also revised the equity compensation grants to be made to our directors. In 2006, we granted non-employee directors an option to purchase 30,000 shares of our common stock for their service on our Board of Directors in 2006. Those options vest in four equal annual installments from the date of grant. No options were granted for participation on Board committees and each non-employee director received a grant for the same number of shares.

Effective with the February 2007 option grants to compensate our directors for their service in 2007, the annual equity compensation for our non-employee directors is as follows: (1) the non-employee Chairman of the Board of Directors will receive an option to purchase 30,000 shares; (2) our other non-employee directors will receive an option to purchase 25,000 shares; (3) the non-employee chairmen of each of our Board committees will receive an option to purchase 5,000 shares; and (4) each other non-employee director will receive an option to purchase 2,500 shares for each Board committee on which they serve. New directors will receive an option to purchase 30,000 shares upon joining our Directors. Each option vests in four equal annual installments from the date of grant.

2006 Director Compensation Table

The following table shows 2006 compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2) (3)	Total ($)
Kevan Clemens	32,250	10,182	42,432
Neil Herskowitz	28,643	10,182	38,825
Johnson Y. N. Lau	40,500	10,182	50,682
Jason Stein	—	9,792	9,792
Michael Weiser	—	9,792	9,792

(1)	Fees reflect amounts expensed in 2006 for fees payments made in 2006 or subsequently. Drs. Weiser and Stein declined payment for their board participation in 2006.
(2)	The reported amounts represent the amount of compensation expense recognized for the financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, for stock options awarded to our directors in 2006 as well as in prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. All assumptions made regarding the valuation of equity awards can be referenced in Note 1 of our 2006 Annual Report on Form 10-K filed on March 12, 2007.
(3)	Each director received an option grant for 30,000 shares dated January 19, 2006 with 25% vesting at each of the first four anniversary dates. The grant date fair value of such options, as determined in accordance with FAS 123R, was $39,179 for each director. At December 31, 2006, the aggregate number of shares of our common stock underlying options held by our non-employee directors was: Dr. Clemens—65,210 shares; Mr. Herskowitz—65,210 shares; Dr. Lau—65,210 shares; Dr. Stein—38,802 shares; and Dr. Weiser—38,802 shares.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves or in the past has served as a member of another entity’s board of directors or compensation committee, which entity has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PROPOSAL TWO

APPROVAL OF THE AMENDMENT OF THE 2004 STOCK PLAN

Our 2004 Stock Plan, a summary of the terms of which is provided below, was adopted and approved in May 2004. The 2004 Stock Plan has been amended from time to time since adoption, most recently in April 2007 to increase the shares reserved for issuance thereunder by 1,500,000 shares. There are a total of 4,145,000 shares of common stock reserved for issuance under the 2004 Stock Plan, 1,500,000 of which are subject to stockholder approval at the meeting. If the amendment to our 2004 Stock Plan is not approved at the meeting, options for only 288,614 shares will available for issuance under the 2004 Stock Plan.

The 2004 Stock Plan, currently administered by our Compensation Committee, authorizes our Board of Directors or Compensation Committee to grant stock options and other equity awards to eligible employees, directors and consultants and is structured to allow the Board of Directors or Compensation Committee broad discretion in creating equity incentives. We believe that equity awards made under the 2004 Stock Plan are an important incentive for our employees. Equity awards, including option grants, are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. Our goal is to link employee compensation to corporate performance because we believe that this increases employee motivation to improve stockholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees.

As of the record date, we had 11 employees and expect that number to increase as we continue to expand our operations and product development and licensing efforts. In addition, in order to retain the services of existing employees as we mature, it might be necessary to grant additional options to such employees as older options become fully vested. Our Board of Directors believes that the remaining 288,614 shares of common stock available for issuance under the 2004 Plan are insufficient to accomplish the purposes of the 2004 Stock Plan as described above.

Vote Required

Approval of the amendment to the 2004 Stock Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2004 STOCK PLAN.

Summary of the Terms of the 2004 Stock Plan

Eligibility and Administration. All of our employees, directors and consultants are eligible to receive incentive awards under the 2004 Stock Plan. Incentive awards under the 2004 Stock Plan can include incentive stock options, nonstatutory stock options, stock appreciation rights, stock awards, restricted stock and performance shares. The 2004 Stock Plan can be administered by our Board of Directors or a committee appointed to administer the plan, and is currently administered by our Compensation Committee, referred to herein as the “administrator.” Subject to the restrictions of the 2004 Stock Plan, the administrator determines who is granted incentive awards under the 2004 Stock Plan, the terms granted, including the exercise price, the number of shares subject to the incentive award and the incentive award’s exercisability.

Stock Options. The 2004 Stock Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, solely to employees (including officers and employee directors), and nonstatutory stock options to employees, directors and consultants.

The exercise price of options granted under the 2004 Stock Plan is determined on the date of grant, and in the case of incentive stock options must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value of common stock (determined as of the date of the option grant) for which incentive stock options may for the first time become exercisable by any individual in any calendar year may not exceed $100,000. Payment of the exercise price may be made by delivery of cash or a check, or, in the discretion of the administrator, the exercise price may be paid through any other form of consideration and method of payment permitted by law and the 2004 Stock Plan, including the delivery of shares of already-owned shares of our common stock and the surrender of certain shares subject to the stock option.

Options granted to employees and directors under the 2004 Stock Plan generally become exercisable in increments, based on the optionee’s continued employment or service with us, over a period of four years. The term of an incentive stock option may not exceed 10 years. Options granted under the 2004 Stock Plan, whether incentive stock options or nonstatutory options, generally expire 10 years from the date of grant, except that incentive stock options granted to an employee who owns stock possessing more than 10% of the voting power of our outstanding capital stock are not exercisable for longer than five years after the date of grant.

Stock Appreciation Rights. A stock appreciation right, referred to as a SAR, is the right to receive, in cash or common stock, all or a portion of the difference between the fair market value of a share of our common stock at the time of exercise of the SAR and the exercise price of the SAR established by the administrator, subject to such terms and conditions set forth in a SAR agreement. A SAR may be granted in connection with a stock option or alone, without reference to any related stock option.

The exercise price of a SAR granted under the 2004 Stock Plan is determined on the date of grant, and shall not be less than 100% of the fair market value of a share of our common stock on the date of grant. SARs granted under the 2004 Stock Plan generally become exercisable in increments, based on the recipient’s continued employment or service with us, over a period of four years. The term of a SAR may not exceed 10 years and one day from the date of grant.

Stock Awards and Restricted Stock. Shares of common stock may be sold or awarded to participants under the 2004 Stock Plan as an incentive for the performance of past or future services to us. The administrator may determine the purchase price to be paid for such stock, if any, and other terms of such purchase or award.

Performance Shares. A performance share consists of an award which shall be paid in shares of common stock subject to such terms and conditions as the administrator deems appropriate. Each performance share will be subject to performance objectives to be achieved by the participant before the end of a specified period. The number of performance shares granted shall be determined by the administrator and may be subject to such terms and conditions, as the administrator shall determine. If the performance objectives are achieved, each participant will be paid in shares of common stock or cash as determined by the administrator. If such objectives are not met, each grant of performance shares may provide for lesser payments in accordance with formulas established in the award.

Transferability. Except for transfers made by will or the laws of descent and distribution in the event of the holder’s death or unless approved by the administrator, no stock option, SAR, restricted stock or performance award may be transferred, pledged or assigned by the holder thereof, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, and we shall not be required to recognize any attempted assignment of such rights by any participant. During a participant’s lifetime, an incentive may be exercised only by him or her or by his or her guardian or legal representative.

Change of Control. Generally, in the event of our consolidation or merger with or into another corporation or a sale of all or substantially all of our assets (a “Change of Control”) whereby the acquiring entity or our successor does not agree to assume the incentive awards or replace them with substantially equivalent incentive awards (as determined by the administrator in its reasonable discretion), (a) all outstanding options and SARs will vest and will become immediately exercisable in full and, if not exercised on the date of the change of control, will terminate on such date regardless of whether the participant to whom such options or SARs have been granted remains in the employ or service of ours or of any acquiring or successor entity; (b) the restrictions on all shares of restricted stock awards shall lapse immediately; and (c) all performance shares criteria shall be deemed to be met and payment made immediately. In certain circumstances, the administrator may determine that holders of stock options in the event of a Change in Control are entitled to receive cash in an amount equal to the fair market value of shares subject to the stock option prior to the Change of Control minus the exercise price for the shares subject to the stock option.

Amendment. Our Board of Directors may amend the 2004 Stock Plan at any time or from time to time or may terminate the 2004 Stock Plan without the approval of the stockholders, provided that stockholder approval will be required for any amendment to the 2004 Stock Plan that (1) increases the total number of shares reserved thereunder, (2) changes the provisions regarding eligibility for incentive stock options, (3) changes the requirements that the exercise price of an incentive stock option be set at the fair market value of our common stock at the time of grant, or (4) extends the expiration date of the 2004 Stock Plan beyond 10 years. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 2004 Stock Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 2004 Stock Plan will terminate in May 2014, unless terminated sooner by the Board.

Tax Consequences of Awards Under the 2004 Stock Plan

Incentive Stock Options. An optionee who is granted an incentive stock option under the 2004 Stock Plan will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise will increase the optionee’s alternative minimum taxable income by an amount equal to the difference, if any, between the fair market value of the shares at the time of exercise and the option’s exercise price, and therefore may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and more than one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option’s exercise or (ii) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Nonstatutory Stock Options. All other options that do not qualify as incentive stock options under the 2004 Stock Plan are referred to as “nonstatutory options”. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. Upon its exercise, however, the optionee will generally recognize taxable ordinary income measured as the excess of the then-fair market value of the shares acquired over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an optionee who is also one of our employees will be subject to tax withholding by us. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price received and the fair market value for the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the optionee’s holding period with respect to such shares.

Stock Appreciation Rights. A participant generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any securities received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by us in the same year, provided that the amount constitutes reasonable compensation and that we satisfy certain federal income tax withholding requirements.

Restricted Stock and Performance Shares. A recipient of restricted stock or performance shares, or any other incentive award under the 2004 Stock Plan that is subject to a substantial risk of forfeiture, generally will be subject to tax at ordinary income rates on the excess over the purchase price, if any, of the fair market value of the restricted stock, or other stock award, at such time that the stock is no longer subject to forfeiture and restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who elects under Code Section 83(b) within 30 days of the date of transfer of the shares to be taxed at the time of the award will have taxable ordinary income equal to the excess of the fair market value of such shares on the date of the award, determined without regard to the restrictions, over the purchase price, if any, of such restricted stock or other stock award. We will be entitled to a compensation deduction for federal income tax purposes in the year the participant is taxable, and the amount of our deduction will equal the ordinary income realized by the participant as a result of the restricted stock or other stock award.

Stock Bonuses. The grant of a stock bonus to a participant under the 2004 Stock Plan will be included in that participant’s income as compensation in that year. The participant will recognize ordinary income in the amount of the fair market value of the common stock awarded. We will be entitled to a deduction for compensation in an equal amount.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the federal income tax consequences to the optionee or other award recipient and our company with respect to the grant and exercise of options and the grant of other awards under the 2004 Stock Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s or award recipient’s death or the income tax laws of any municipality, state or foreign country in which an optionee or an award recipient may reside.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 for our 2004 Stock Plan, which is our only equity compensation plan currently in effect.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average price of outstanding options, warrant and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2004 Stock Plan	1,632,540	$2.73	919,114
Equity compensation plans not approved by security holders
None	—	—	—

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of J.H. Cohn LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2007 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

J.H. Cohn LLP has audited our financial statements annually since 2004. Representatives of J.H. Cohn LLP are not expected to be present at the meeting, but are expected to be available by telephone to respond to appropriate questions at the meeting. In addition, J.H. Cohn will have the opportunity to make a statement at the meeting if they desire to do so.

Vote Required

Approval of the ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 26, 2007 by (1) those persons or groups expected to beneficially own more than 5% of the common stock, (2) each our executive officers and directors, and (3) all of our directors and executive officers as a group. Beneficial ownership of a security is determined in accordance with the rules and regulations of the SEC. Under these rules, a person is deemed to beneficially own a share of our common stock if that person has or shares voting power or investment power with respect to that share, or has the right to acquire beneficial ownership of that share within 60 days, including through the exercise of any option or other right or the conversion or any other security. Shares issuable under stock options are deemed outstanding for computing the percentage of the person holding options or warrants but are not outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based upon 22,387,006 shares of capital stock outstanding as of April 26, 2007.

Except as indicated below, the security holders listed possess sole voting and investment power with respect to the shares beneficially owned by that person.

Unless otherwise indicated, the address for each listed stockholders is c/o Chelsea Therapeutics, Inc., 13950 Ballantyne Corporate Place, Unit 325, Charlotte, North Carolina 28277.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percentage of Beneficial Ownership
5% Stockholders
Lester Lipschutz (1)	3,726,759	16.26%
El Coronado Holdings, LLC (2)	3,084,518	13.45%
HealthCor Management, L.P. (3)	2,720,636	11.82%
Davidson Kempner Partners (4)	2,201,441	9.82%
RA Capital Management, LLC (5)	1,082,425	4.76%

Executive Officers and Directors
Simon Pedder (6)	785,589	3.46%
Michael Weiser (7)	521,901	2.32%
Jason Stein (8)	450,804	2.01%
Neil Herskowitz (9)	107,232	*
L. Arthur Hewitt (10)	105,645	*
J. Nick Riehle (11)	105,645	*
Kevan Clemens (12)	42,710	*
Johnson Y.N. Lau (12)	42,710	*
Keith W. Schmidt	—	—
All executive officers and directors as a group (10 people)(13)	2,162,236	9.40%

*	Indicates less than 1%
(1)	Based on a Schedule 13G filed on April 19, 2007. Consists of voting and dispositive power over (i) 1,248,432 shares owned by the Rosenwald 2000 Family Trust, for which Mr. Lipschutz serves as the trustee; (ii) 1,003,899 shares owned by the Lindsay A. Rosenwald 2000 (Delaware) Irrevocable Indenture of Trust for which Mr. Lipschutz is investment advisor; (iii) 313,958 shares owned by the Lindsay A. Rosenwald Alaska Irrevocable Indenture of Trust of which Mr. Lipschutz serves as a trustee; (iv) 313,958, shares owned by the Lindsay A. Rosenwald Rhode Island Irrevocable Indenture of Trust for which Mr. Lipschutz serves as investment advisor; and (v) 313,957 shares owned by the Lindsay A. Rosenwald Nevada Irrevocable Indenture of Trust for which Mr. Lipschutz serves as a trustee. Mr. Lipschutz disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein, if any. Amount shown also includes 532,554 shares obtainable upon exercise of warrants held by Lindsay A. Rosenwald.
(2)	Based on Form 4 report filed on April 4, 2007. Includes 550,614 shares obtainable upon the exercise of warrants. Josiah T. Austin, as managing member of El Coronado Holdings, LLC, has voting and investment control over these shares. Mr. Austin also is trustee of several family trusts that hold 52,700 shares of our common stock. These shares are not included in the amount shown for El Coronado Holdings, LLC above.

(3)	The number of shares beneficially owned includes 1,471,547 shares owned and 441,464 shares obtainable upon the exercise of warrants by HealthCor Offshore, Ltd, together with 621,250 shares owned and 186,375 shares of common stock obtainable upon exercise of warrants not offered pursuant to this prospectus that are held by HealthCor, L.P. HealthCor Management, L.P. is the investment manager to certain accounts, including HealthCor Offshore, Ltd. and HealthCor, L.P., and by virtue of such status may be deemed to be the beneficial owner of these shares. Arthur Cohen and Joseph Healey, the Managers of HealthCor Associates, LLC, the general partner of HealthCor Management, L.P., have voting and investment power with respect to these shares of common stock, and therefore may be deemed to be the beneficial owner of such shares.
(4)	Based on Form 4 report filed on March 30, 2007 by Davidson Kempner Partners, a New York limited partnership (“DKP”). The shares to which this note relates are held directly by DKP, as to 60,576 shares; Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”), as to 198,533 shares; M.H. Davidson & Co., a New York limited partnership (“CO”), as to 18,266 shares; Davidson Kempner International, Ltd., a British Virgin Islands corporation (“DKIL”), as to 342,307 shares; Davidson Kempner Healthcare Fund LP, a Delaware limited partnership (“DKHF”), as to 744,572 shares; Davidson Kempner Healthcare International Ltd., a Cayman Islands corporation (“DKHI”), as to 789,799 shares; and as to 7,663 shares held in a separately managed account. Also includes shares exercisable upon warrants held directly by DKP, as to 1,629 shares; DKIP, as to 3,019 shares; CO, as to 278 shares; DKIL, as to 5,522 shares; DKHF, as to 12,712 shares; DKHI, as to 16,446 shares; and as to 119 shares held in a separately managed account. MHD Management Co., a New York limited partnership (“MHD”), is the general partner of DKP. Davidson Kempner Advisers Inc., a New York corporation (“DKAI”), is the general partner of DKIP and is registered as an investment adviser with the U.S. Securities Exchange Commission. Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company (“DKIA”), is the investment manager of DKIL and a managed account. DK Group LLC, a Delaware limited liability company (“DKG”), is the general partner of DKHF. DK Management Partners LP, a Delaware limited partnership (“DKMP”), is the investment manager of DKHI. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff and Avram Z. Friedman (collectively, the “Principals”) are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Each of Messrs. Kempner, Levart, Marvin H. Davidson, Dowicz, Scott E. Davidson, Leffell, Brivio, Yoseloff, Epstein and Friedman are limited partners of DKMP. In addition, Robert J. Brivio controls 750 Shares in a personal account for the benefit of Robert J. Brivio and Sophia Brivio.
(5)	The number of shares beneficially owned includes 708,602 shares owned and 362,581 shares obtainable upon the exercise of warrants by RA Capital Biotech Fund, L.P., together with 10,263 shares owned and 979 shares of common stock obtainable upon exercise of warrants not offered pursuant to this prospectus that are held by RA Capital Biotech Fund II, L.P. RA Capital Management, LLC is the general partner of RA Capital Biotech Fund, L.P. and RA Capital Biotech Fund II, L.P. Richard Aldrich and Peter Kolchinsky, both Managing Directors of RA Capital Management, LLC, the General Partner of RA Capital Biotech Fund, LP, have voting, dispositive and investment control over these shares.
(6)	Includes 306,259 shares obtainable upon exercise of vested options.
(7)	Includes 71,514 shares obtainable upon the exercise of vested warrants and 16,302 shares obtainable upon exercise of vested options.
(8)	Includes 417 shares obtainable upon the exercise of vested warrants and 16,302 shares obtainable upon exercise of vested options.
(9)	Includes 42,710 shares obtainable directly upon exercise of vested options held by Mr. Herskowitz. Also includes 58,522 shares and warrants exercisable for 5,000 shares held by Riverside Contracting, LLC, for which Mr. Herskowitz serves as managing member.
(10)	Includes 46,962 shares obtainable upon exercise of vested options.
(11)	Includes 90,982 shares obtainable upon exercise of vested options.
(12)	Comprised solely of shares obtainable upon exercise of vested options.
(13)	Includes the shares described in footnotes (6)-(12).

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on that review and discussion, the Compensation Committee recommended to out Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Kevan Clemens, Chair

Johnson Y.N. Lau

Jason Stein

Compensation Discussion and Analysis

Compensation Objectives

We refer to our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers as our named executive officers. For all named executive officers, compensation is intended to be performance-based. Our Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for named executive officers, the following are the Compensation Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders; and

•

Enhance the officers’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options.

To achieve these objectives, our overall compensation program aims to pay our named executive officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Compensation Committee reviews the allocation of compensation of several biopharmaceutical companies that are similarly situated to us with respect to size, product pipeline and development activities to help its determination. The Compensation Committee also considers the balance between providing short-term incentives and long-term parallel investment with stockholders to align the interests of management with stockholders.

Determination of Compensation Awards

The Compensation Committee is provided with the primary authority to determine and recommend to our board of directors the compensation awards available to our named executive officers other than Dr. Simon Pedder, our Chief Executive Officer. To aid the Compensation Committee in making its determination, Dr. Pedder provides recommendations annually to the Compensation Committee regarding the compensation of all named executive officers other than himself. Each named executive officer, in turn, participates in an annual performance review with Dr. Pedder and the Compensation Committee to provide input about their contributions to our business for the period being assessed. The Compensation Committee has the sole authority to determine the compensation of Dr. Pedder. The performance of Dr. Pedder is reviewed annually by the Compensation Committee.

The Compensation Committee has the authority pursuant to its charter to retain the services of third-party executive compensation specialists from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies. The Compensation Committee has not delegated any of its functions to others in determining executive and/or director compensation and we do not currently engage any consultants with respect to executive and/or director compensation matters.

Compensation Benchmarking and Peer Group

We conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our named executive officers. In addition, our Compensation Committee has historically taken into account:

•	input from other independent members of our board of directors;

•	survey information on compensation in our industry which we purchase as appropriate; and

•	publicly available data relating to the compensation practices and policies of other companies within and outside our industry.

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable, publicly-held companies. To that end, we benchmark our executive compensation against the compensation paid by several biopharmaceutical companies that are similarly situated to us with respect to size, product pipeline and development activities. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

We recognize that to attract, retain and motivate key individuals, such as our named executive officers, the Compensation Committee may determine that it is in our best interests to negotiate total compensation packages with our executive management that may deviate from the general principle of targeting total compensation at the median level for the peer group. Actual pay for each named executive officer is determined around this structure, driven by the performance of the executive over time, as well as our annual performance.

Elements of Compensation

Base Salary

Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within our industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Based upon the annual reviews of our named executive officers during 2006, the Compensation Committee approved the following base salary increases, effective January 1, 2007:

		Salary Adjustment
Name	2006 Salary ($)	($)	(%)	2007 Salary ($)
Simon Pedder	360,000	14,400	4.0	374,400
L. Arthur Hewitt	188,352	8,048	4.3	196,400
J. Nick Riehle	161,400	8,100	5.0	169,500
Keith W. Schmidt (1)	—	—	—	160,000

(1)	Mr. Schmidt began his employment on February 1, 2007.

Guaranteed Bonus

Dr. Pedder receives an annual $50,000 guaranteed bonus, per the terms of his employment agreement. This bonus was paid in January 2007 for the year ending December 31, 2007.

Performance-Based Compensation

We have a well documented and structured annual incentive bonus program to reward named executive officers, as well as other employees, based on our performance and the individual’s contribution to that performance. This allows named executive officers to receive bonus compensation in the event certain specified corporate and individual performance measures are achieved. In determining the compensation awarded to each named executive officer based on performance, the Compensation Committee evaluates our and the executive’s performance in a number of areas.

Pursuant to our annual bonus program, named executive officers are eligible for bonuses to be paid annually in cash, typically in mid-February, as was the case this year, based on the prior year’s performance. The criteria used to determine the bonus for Dr. Pedder is based wholly on corporate goals established by the Compensation Committee. The criteria used to determine the bonus amounts for our other named executive officers includes the corporate goals as well as individual goals established by the Compensation Committee.

The corporate and individual goals established by the Compensation Committee for evaluating our performance and the performance of our named executive officers includes several strategic and financial indicators which the Compensation Committee considers to be fair drivers of stockholder value creation. For 2006, our corporate and individual goals fell generally in the following categories: reaching certain development milestones, achieving or maintaining certain financial criteria (for example, the size of our market cap and our average trading volume), compliance with our 2006 budget, and achieving and sustaining company-wide system of internal controls. The Compensation Committee considers these goals to be fair drivers of stockholder value creation, and the corporate and individual goals for 2007 are similar to those for 2006.

While using general criteria to evaluate performance, we do rely on formulaic determination of the annual bonus amounts. Under the annual incentive bonus program, based upon the performance criteria set forth above, Dr. Pedder was eligible to earn a cash bonus targeted at 50% of his average base salary during 2006, while the remaining named executive officers were eligible to earn a cash bonus targeted at 20% of their respective base salaries. Based upon our performance and the performance of the individual named executive officers, each named executive officer can earn up to 150% of the specified target bonus if all corporate and individual goals are exceeded beyond the highest specified threshold. If none of the corporate or individual goals are achieved at the minimum threshold, the named executive officer would not be eligible to receive any bonus under our annual incentive bonus program. The Compensation Committee also retains the discretion to increase or decrease bonuses based on individual or company-wide circumstances not addressed or contemplated at the time when the individual and company-wide performance goals were established. As shown below in the “Summary Compensation Table,” Dr. Pedder, Dr. Hewitt and Mr. Riehle earned cash bonuses in the amount of $156,750, $35,316 and $36,476, respectively, for their service in 2006. These amounts represent 85.2%, 97.5% and 136.0% of the targeted bonus amounts for Dr. Pedder, Dr. Hewitt and Mr. Riehle, respectively.

The Compensation Committee believes that the payment of the annual incentive bonus in cash provides incentives necessary to retain our named executive officers and reward them for short-term company performance.

Discretionary Long-Term Equity Incentive Awards

Our named executive officers and all of our employees, are eligible to participate in our annual award of stock option grants.

Guidelines for the number of stock options and restricted stock awards granted to each named executive officer are determined using a procedure approved by the Compensation Committee based upon several factors, including the such officer’s level of responsibility, performance and the value of the stock option at the time of grant. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. In addition, the Compensation Committee approves the awarding of an initial grant of stock options at the time of hire to attract talented executive officers.

Stock options granted under our stock plan generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant. We grant options at the fair market value of the underlying stock on the date of grant.

We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information and the Compensation Committee generally grants all stock options at regularly-scheduled meetings. Likewise, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our named executive officers. With respect to annual incentive stock option grants for our named executive officers, the Compensation Committee generally grants stock options to our named executive officers at the first regularly-scheduled meeting of each fiscal year.

Defined Contribution Plans

We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, that covers all of our employees. The 401(k) Plan permits our eligible employees to defer compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to 100% of the participants’ contributions, up to a maximum of 4% of the participant’s annual cash compensation and subject to certain other limits. Plan participants vest immediately in the amounts contributed by us. Our employees are eligible to participate in the 401(k) Plan immediately upon hire.

Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly-qualified personnel. Named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and short-term disability insurance, in each case generally on the same basis as other employees. We, at our sole cost, provide to each named executive officer, the named executive officer’s spouse and eligible children such health and dental insurance as we may from time to time make available to all employees. During 2006, we provided each named executive officer the same disability and/or life insurance as we made available to all employees, paying the premiums on their behalf. Beginning in 2007, we will be providing additional life and disability coverage for our named executive officers.

Employment Agreements

In 2006 we entered into an employment agreement with Dr. Pedder, our Chief Executive Officer. The compensation program agreed to in that agreement is consistent with the compensation philosophies discussed above. The employment agreement provides for a base salary, guaranteed bonus, an incentive bonus targeted on base salary and certain stock options as subsequently granted in 2006. The actual incentive bonus amount is determined pursuant to our annual incentive bonus program and is contingent upon the achievement of pre-established performance goals. Dr. Pedder’s employment agreement was filed as Exhibit 10.7 in a Current Report on Form 8-K filed with the Security and Exchange Commission on May 1, 2006 and is available at their website at www.sec.gov. No other named executive officers currently have employment agreements.

Severance and Change of Control Payments

Dr. Pedder’s employment agreement provides for certain compensation upon termination of employment as follows:

(a) If Dr. Pedder’s employment is terminated as a result of his death or disability, we shall pay to him or his estate, as applicable, his base salary for a period of one (1) year following the date of termination and any accrued but unpaid guaranteed bonus and/or discretionary bonus, plus any unpaid expense reimbursement amounts through the date of his death or disability.

(b) If Dr. Pedder’s employment is terminated by us for cause, then we shall pay his then current base salary through the date of his termination and any expense reimbursement amounts owed through the date of termination.

(c) If Dr. Pedder’s employment is terminated by us (or our successor) upon the occurrence of a change of control and on the date of termination the fair market value of our common stock, in the aggregate, on the date of such change of control, is less than $50,000,000, then we (or our successor, as applicable) shall continue to pay to Dr. Pedder his base salary and benefits until the end of the term of the agreement or for a period of one year following such termination, whichever is shorter, as well as any expense reimbursement amounts owed through the date of termination. All stock options granted to Dr. Pedder that are scheduled to vest by the end of the calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date.

If Dr. Pedder’s employment is terminated (i) by us other than for cause or (ii) by Dr. Pedder for good reason (as defined in the agreement), then we shall (1) continue to pay to Dr. Pedder his base salary and guaranteed bonus until the end of the term of the agreement or a period of one year following such termination, whichever is longer and (2) pay Dr. Pedder any expense reimbursement amounts owed through the date of termination.

Executive Compensation Tables

Summary Compensation

The following table sets forth all compensation paid by us for services rendered to us in all capacities for the fiscal year ended December 31, 2006 to our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($) (3)
Simon Pedder, Ph.D. (President and Chief Executive Officer)	2006	351,250	50,000	125,258	156,750	8,980	692,238

J. Nick Riehle, M.B.A. (Vice President, Administration and Chief Financial Officer)	2006	161,400	—	24,157	36,476	7,752	229,785

L. Arthur Hewitt, Ph.D. (Vice President, Drug Development)	2006	188,352	—	24,037	35,316	9,280	256,985

(1)	The reported amounts represent the amount of compensation expense recognized for the financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123R, for stock options awarded to our named executive officers in 2006 as well as in prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. All assumptions made regarding the valuation of equity awards can be referenced in Note 1 of our 2006 Annual Report on Form 10-K filed on March 12, 2007.
(2)	Other compensation includes our 401(k) program matching contributions and our group term life insurance program. The named executive officers participate in these programs on the same basis as all our employees. The 401(k) related amounts reflects a 100% matching of employee contributions, up to 4% of total cash compensation, within limits set by the IRS for such programs.

(3)	The amounts reflected in the table above comprise all of the compensation elements awarded to the named executive officers in 2006. This compensation consisted of salaries, cash bonuses, cash awards pursuant to our Performance-Based Compensation Program, grants of stock options pursuant to our Amended and Restated 2004 Stock Plan and, as indicated in the table, various perquisites, which consisted entirely of 401(k) contributions and premiums paid on life insurance policies. Compensation paid to Dr. Pedder also included a guaranteed bonus amount and all compensation to Dr. Pedder was made pursuant to a written employment agreement between us and him, which is discussed under “Employment Agreements.” We have not entered into written or verbal employment agreements with any other named executive officer.

Equity Grants, Exercises and Holdings

The following table sets forth information concerning all grants of stock options made during the year ended December 31, 2006 to the named executive officers, including stock options granted for service in 2005. We did not grant any restricted stock or other equity awards in fiscal 2006.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Stock Awards and Options Awards: Grant Date Fair Value
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	(#)	($/sh)	($)
Simon Pedder	01/19/06	—	180,000	270,000	—	—
	02/01/06	—	—	—	100,000	3.50	141,438
	06/19/06	—	—	—	167,585	3.90	271,096

J. Nick Riehle	01/19/06	—	32,280	48,420	—	—
	01/19/06	—	—	—	50,000	3.26	65,299

L. Arthur Hewitt	01/19/06	—	37,670	56,505	—	—
	01/19/06	—	—	—	50,000	3.26	65,299

All options granted to named executive officers in 2006 were granted pursuant to compensation objectives as described above and issued under our Amended and Restated 2004 Stock Plan. Options granted vest over a four year period, beginning on the first anniversary after grant or after the specified anniversary date as determined by the Compensation Committee at the time of the grant. Options have a term of ten years.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the number and value of unexercised options held by each named executive officer as of December 31, 2006. None of the named executive officers held restricted stock or other equity awards at December 31, 2006.

	Option Awards
	Number of Securities Underlying Unexercised Options
Name	Exercisable(#)	Unexercisable(#)	Option Exercise Price ($)	Option Expiration Date
Simon Pedder	119,682	359,044	2.62	1/10/2015
	—	100,000	3.50	2/1/2016
	—	167,585	3.90	6/19/2016

J. Nick Riehle	44,020	—	0.07	6/25/2014
	17,231	51,692	2.62	1/10/2015
	—	50,000	3.26	1/19/2016

L. Arthur Hewitt	17,231	51,692	2.62	1/10/2015
	—	50,000	3.26	1/19/2016

The following table sets forth information concerning the number and value of exercised options by each named executive officer in the year ended December 31, 2006. None of the named executive officers held restricted stock or other equity awards in the year ended December 31, 2006.

Option Exercises and Stock Vested

Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($) (1)
Simon Pedder	—	—
J. Nick Riehle	—	—
L. Arthur Hewitt	58,683	229,145

(1)	Value is calculated by subtracting the exercise price from the per share market price of our common stock as quoted on the Nasdaq Capital Market System on the date of exercise.

Deferred Compensation

The named executive officers did not receive deferred compensation for the year ended December 31, 2006.

CERTAIN TRANSACTIONS

Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. We describe below any transaction or series of transactions in which we were a participant since January 1, 2006, where the amount involved exceeds $120,000 and one or more of our officers, directors, principal stockholders and their affiliates had a direct or indirect material interest.

February 2006 Private Placement

In February 2006, we raised gross proceeds of approximately $21.5 million through the sale of 7,166,666 shares of our common stock to ninety four accredited investors at a price per share equal to $3.00. In consideration of the purchase of the shares, we issued to the investors five year warrants for the purchase of 2,149,999 additional shares of common stock. The warrants have an exercise price of $4.20 per share and are redeemable at our option for $0.0001 per share in the event that the volume weighted average closing bid price of its common stock for any twenty (20) consecutive trading days is at least $9.00 per share.

In connection with this offering, we engaged Paramount BioCapital, Inc., or Paramount, as our placement agent and paid commissions and other offering-related expenses of approximately $1.6 million in cash, plus warrants to purchase 716,666 shares of our common stock with an exercise price equal to 110% of the price of the shares sold in the offering, or $3.30 per share. Two of our directors, Michael Weiser and Jason Stein, were employees of Paramount at the time of the offering. Drs. Weiser and Stein ceased their employment with Paramount in December 2006. In addition, Lindsay A. Rosenwald, M.D. is the Chairman and Chief Executive Officer of Paramount and certain trusts for the benefit of Dr. Rosenwald are substantial stockholders of ours. Of the warrants to purchase 716,666 shares of our common stock, a warrant to purchase 287,536 shares was allocated to Dr. Rosenwald, a warrant to purchase 33,333 shares was allocated to Dr. Weiser and a warrant to purchase 417 shares was allocated to Dr. Stein.

May 2006 Finder’s Agreement

On May 26, 2006, we entered into an agreement with Paramount, engaging Paramount as our introducing agent. Under the agreement, we agreed to pay Paramount fees and royalties if we entered into a definitive license agreement with Dainippon Sumitomo Pharma Co., Ltd., or DSP, to acquire an exclusive license to use L-Threo DOPS (Droxidopa), its analogs or derivatives. On May 26, 2006, we entered into such a license agreement. Under the agreement, we paid Paramount a cash fee of $35,000 upon execution of the license agreement with DSP and agreed to pay up to an additional total of $185,000 upon achieving certain milestones. We will also pay Paramount less than one percent cash royalties based on net sales of Droxidopa and its analogs and derivatives. Finally, upon execution of the license agreement with DSP, we issued Paramount a seven-year warrant to purchase 250,000 shares of our common stock. The ability to exercise this warrant was triggered on January 22, 2007, when Droxidopa was designated as an orphan drug by the U.S. FDA. Our fee and royalty obligations under the agreement survive any termination of the agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and stockholders are required by regulations under the Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that during the fiscal year ended December 31, 2006 all of our officers, directors and stockholders described above complied with all Section 16(a) requirements.

STOCK PRICE PERFORMANCE GRAPH

Our common stock has been traded on the Nasdaq Capital Marker under the symbol “CHTP” since May 2, 2006. Prior to that, our common stock was traded on the Over-the-Counter Bulletin Board under the symbol “CHTP.OB” since July 29, 2005, and traded under the symbol “IVRC.OB” from August 18, 2004 through July 28, 2005. The following graph compares our cumulative total stockholder return from August 18, 2004 with those of the Nasdaq Composite Index and the Nasdaq Pharmaceuticals Index. The graph assumes that U.S. $100 was invested on August 18, 2004 in (1) our common stock, (2) the Nasdaq Composite Index, (3) the Nasdaq Pharmaceuticals Index, and that all dividends were reinvested. Note that historic stock price performance is not necessarily indicative of future stock price performance. The closing sale price of our common stock on April 26, 2007 was $5.64.

The stock price performance graph set forth below under the caption “Performance Graph” shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed “filed with” or “soliciting material” under such Acts.

Comparison of the Cumulative Total Return Among

Chelsea Therapeutics International, Ltd. and Comparative Indices.

	08/18/2004	12/31/2004	12/31/2005	12/31/2006
CHTP / IVRC	100.00	733.33	208.15	282.96
Nasdaq Composite Index	100.00	118.57	121.09	133.04
Nasdaq Pharmaceuticals Index	100.00	111.49	122.77	120.17

No cash dividends have been declared or paid on our common stock. We intend to retain earnings, if any, to fund our business and do not anticipate paying any cash dividends in the foreseeable future. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with J.H. Cohn LLP, our independent registered public accounting firm for our fiscal year ended December 31, 2006, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, and has discussed the accountants’ independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed with the SEC.

Our Audit Committee, which was formed in February 2005, is currently composed of the following three directors, all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules: Neil Herskowitz; Kevan Clemens; and Johnson Y.N. Lau. Our Board of Directors has determined that Dr. Lau qualifies as an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available in the Investors—Corporate Governance section of our website at www.chelsearx.com.

J.H. Cohn LLP has served as our independent registered public accounting firm since 2004 and audited our consolidated financial statements for the fiscal years ended December 31, 2005 and December 31, 2006.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. Our Chief Financial Officer reports any material increases from the approved amounts to the Audit Committee. All other permitted non-audit services, other than activities incurred with certain filings with SEC during the year, are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to us by J.H. Cohn LLP in the fiscal years ended December 31, 2005 and December 31, 2006.

	2005	2006
Audit Fees	$90,910	$102,907
Audit-related Fees	28,476	11,571
Tax Fees	324	—
All Other Fees	—	—

Total	$119,710	$114,478

Audit Fees

The aggregate fees billed to us by J.H. Cohn LLP in connection with the annual audit, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were $102,907 for the year ended December 31, 2006 and $90,910 for the year ended December 31, 2005.

Audit-Related Fees

The aggregate fees billed to us by J.H. Cohn LLP for audit-related services were $11,571 for the year ended December 31, 2006 and $28,476 for the year ended December 31, 2005. Audit-related fees are for review and other services normally provided in connection with statutory and regulatory filings not included in audit fees above.

Tax Fees

The aggregate fees billed to us by J.H. Cohn LLP in connection with tax advice and planning were $324 for the year ended December 31, 2005. J.H. Cohn LLP did bill us any tax fees for the year ended December 31, 2006.

All Other Fees

We did not engage J.H. Cohn LLP for any services other than those listed above during 2006.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2005 was compatible with maintaining the independence of J.H. Cohn LLP.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Neil Herskowitz, Chair

Kevan Clemens

Johnson Y.N. Lau

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 30, 2007

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Chelsea Therapeutics International, Ltd., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2007, and hereby appoints Simon Pedder and J. Nick Riehle and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Chelsea Therapeutics International, Ltd., to be held on Friday, June 8, 2007 at 9:00 a.m., local time, at the Ballantyne Resort located at 10000 Ballantyne Commons Parkway, Charlotte, NC 28277 and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, (2) FOR THE AMENDMENT TO THE 2004 STOCK PLAN AND (3) FOR THE RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

Election of Directors

1.	The Board of Directors recommends a vote FOR the nominees to the Board of Directors listed below.

	FOR	WITHHOLD		FOR	WITHHOLD

01 – Simon Pedder	☐	☐	04 – Neil Herskowitz	☐	☐
02 – Michael Weiser	☐	☐	05 – Johnson Y.N. Lau	☐	☐
03 – Kevan Clemens	☐	☐	06 – Jason Stein	☐	☐

Issues

The Board of Directors recommends a vote FOR the following proposals:

2.	Proposal to approve the amendment to the 2004 Stock Plan.

☐  FOR                                     ☐  AGAINST                                     ☐  ABSTAIN

3.	Proposal to ratify the appointment of J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐  FOR                                     ☐  AGAINST                                     ☐  ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

Authorized signatures—Sign here—This section must be completed for your instructions to be executed.

(This proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears on the stockholder’s stock certificate(s), and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Dated: , 2007

Signature:

Printed Name:

Signature:

Printed Name:

2